Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of CFN Enterprises Inc. (the ”Company”) on Form S-8 (File No. 333-146789) of our report dated April 15, 2025 with respect to our audit of the consolidated financial statements of the Company as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, which report is included in this Annual Report on Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY

April 15, 2025